Filed Pursuant to Rule 433
Registration Statement No. 333-115102

Free Writing Prospectus, dated January 13, 2006

  Final Bond Terms: 12 January 2006

Issuer:	Swedish Export Credit Corporation ("SEK")

Ratings:	Aa1/AA+

Type:	Global

Principal Amount:	USD 1,000,000,000

Announcement / Pricing Date:	10 January 2006 / 12 January 2006

Settlement Date:	20 January 2006

Maturity Date:	17 February 2009

Benchmark:	UST 4.375% due November 2008

Benchmark Yield / Price:	4.364% (s.a.) / 100-3/4%

Re-offer Spread to Benchmark:	+35 bp

Coupon:	4.625% (semi-annual ISMA 30/360, following unadjusted)

Coupon Payment Dates:	Semi-annually on 17 August and 17 February (long first coupon)

Re-offer Price:	99.743%

Re-offer Yield:	4.714% (s.a.)

Redemption Price:	100% of Nominal Amount

Total fees:	0.075%

All-in price:	99.668%

All-in yield:	4.741% (s.a.)

Net Proceeds:	USD 996,680,000

Expenses:	To be split equally between the joint lead managers

Documentation:	In accordance with the Issuer's USMTN Programme

Cross default:	Yes

Force majeure:	Yes

Negative pledge:	Yes

Business Days:	New York

Governing Law:	New York

Settlement:	DTC, Euroclear, Clearstream

Listing:	UKLA / London

Denomination:	Min denom USD 2,000, multiples of USD1,000 thereafter

ISIN:	US002546AG41

Lead Manager:	Citigroup, Deutsche Bank AG, Goldman Sachs International

Institution	Commitment
Goldman Sachs International:	$334,000,000
Citigroup:	$333,000,000
Deutsche Bank AG:	$333,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.